SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)



                            EMPLOYEE SOLUTIONS, INC.
                                (Name of Issuer)



                                     COMMON
                         (Title of Class of Securities)



                                   292166 10 5
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP NO. 292166 10 5                                          PAGE 2 OF 4 PAGES
---------------------                                          -----------------
================================================================================
1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Harry A. Belfer
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
      --------------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       1,670,480
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       1,670,480
        PERSON         ---------------------------------------------------------
         WITH:      8  SHARED DISPOSITIVE POWER

                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,670,480
      --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.0%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

           Employee Solutions, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           6225 North 24th Street
           Phoenix, Arizona 85016
           Telephone: (602) 955-5556

ITEM 2(A). NAME OF PERSON FILING:

           Harvey A. Belfer

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           6225 North 24th Street
           Phoenix, Arizona  85016

ITEM 2(C). CITIZENSHIP:

           United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           292166 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable.

Item 4 OWNERSHIP (as of December 31, 1996):

           (a)  Amount Beneficially owned:  1,670,480
           (b)  Percent of Class:  5.0%
           (c)  See items 5-8 on cover page

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10. CERTIFICATION.

           Not Applicable.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 1999
-----------------------------------
Date

/s/ Harvey A. Belfer
-----------------------------------
Signature

Harvey A. Belfer
-----------------------------------
Name


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